Exhibit 99.2

         Metris Launches Red Hat Society(R) Platinum MasterCard(R) Card

MINNETONKA, Minn. (September 19, 2005) - Metris Companies Inc. (NYSE:MXT) and the Red Hat Society have launched a new MasterCard credit card designed especially for Red Hat Society members. The Red Hat Society(R) Platinum MasterCard(R) card, which serves as the "official sporting equipment" for Red Hat shoppers, offers members the royal treatment at the millions of locations worldwide where MasterCard is accepted.

Issued by Metris subsidiary Direct Merchants Credit Card Bank, N.A., the card has no annual fee, a low introductory rate, and a rewards program through which cardmembers earn Fun PointsSM every time they use their MasterCard card. Cardmembers earn one point for every $1 spent in card purchases, and the Fun Points are redeemable for travel, gift cards, Red Hat regalia, and more. The card also gives Red and Pink Hatters the unique ability to emboss their royal title on the card. Members can apply for the Red Hat Society Platinum MasterCard card by visiting the Red Hat Society website at www.redhatsociety.com.

"We are confident that the power of the MasterCard brand, the compelling product, and the loyalty of the Red Hat Society membership will combine to make this a win-win relationship for everyone involved," said Metris Executive Vice President Matt Melius. "The Red Hat Society MasterCard customers will be a great addition to Metris' other 2-million-plus MasterCard branded cardmembers."

"We are pleased our members will have an official Red Hat Society MasterCard card that offers them so many benefits, including unique card art, the ability to emboss their royal title on the card, and a rewards program that offers numerous selections, including renewing their membership and obtaining a new red hat," said Red Hat Society Vice President of Operations Debra Granich.

"We continue to work closely with Metris to help them profitably grow their card programs and penetrate new customer segments," said Ann Camarillo, US Key Accounts, MasterCard International. "Today's announcement of the Red Hat Society Platinum MasterCard card affirms our success in this regard and we are pleased to continue as Metris' primary payment partner."


About Metris Companies

Metris Companies Inc., based in Minnetonka, Minn., is one of the largest bankcard issuers in the United States. The company issues credit cards through Direct Merchants Credit Card Bank, N.A., a wholly owned subsidiary headquartered in Phoenix, Ariz. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.


About the Red Hat Society

The Red Hat Society formed over seven years ago as a result of a few women deciding to greet middle age with verve, humor and elan. The Red Hat Society has members in more than 30 countries and has garnered international attention for its antics and belief that silliness is the comedic relief in life. There are currently more than 41,000 Red Hat Society chapters and about one million members worldwide. For more information, visit www.redhatsociety.com.

About MasterCard International

MasterCard International is a leading global payments solutions company that provides a broad variety of innovative services in support of our global members' credit, deposit access, electronic cash, business-to-business and related payment programs. MasterCard, through its principal operating subsidiary, MasterCard International Incorporated, manages a family of well-known, widely accepted payment card brands including MasterCard(R), Maestro(R) and Cirrus(R) and serves financial institutions, consumers and businesses in over 210 countries and territories. The MasterCard award-winning Priceless(R) advertising campaign is now seen in 105 countries and in 48 languages, giving the MasterCard brand a truly global reach and scope. For more information go to www.mastercardinternational.com.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law.
Forward-looking statements are based on certain assumptions by management and are subject to risks, trends and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Direct Merchants Bank's ability to comply with its agreements with regulators regarding the safety and soundness of its operations; the effect of government policy and regulation, whether of general applicability or specific to us, including restrictions and/or limitations relating to our minimum capital requirements, reserving methodologies, dividend policies and payments, growth, and/or underwriting criteria; the effects of litigation involving us and of the previously announced SEC investigation; the higher delinquency rate, credit loss rate, charge-off rate and bankruptcy rate of our target market of middle-market consumers; our high liquidity requirement; interest rate risks; competition; dependence on the securitization markets and other funding sources to fund our business; the effect of the restatement of our financial statements; the effect of changes in the credit card market as the result of recent judicial decisions with respect to MasterCard and Visa; and general economic conditions that can have a negative impact on our financial performance.

For further information on risks that could impact us and statements in this press release, please refer to our filings with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.


Jeff Grosklags                         Kerry Towner
Metris Companies                       Red Hat Society
Investor/Media Relations               Phone: 714.738.0001
Phone: 952.525.5074                    kerry@redhatsociety.com
Fax: 952.358.4428